UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2015

Aladdin International, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55297	41-1683548
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Unit 907, 9/F, ICBC Tower, 3 Garden Road, Central, Hong Kong
(address of principal executive offices) (zip code)

Tel: 852 3975 0600 Fax: 852 3975 0610
(registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 23, 2015, the registrant and Billion Reward Development Limited, a British Virgin Islands corporation (“Billion”) entered into a Loan Agreement (the “Loan Agreement”) whereby Billion made a $200,000 loan (the “Loan”) to the registrant, such Loan bearing no interest and having a maturity date of April 30, 2016. Upon the occurrence of an event of default, as defined under the Note, the Loan shall bear interest at the lesser of (i) the compounded rate of 5% per year until such event of default is cured or (ii) the maximum permitted under applicable law. Under the Loan Agreement, in the event that the registrant closes an offering of its common stock for up to $2,000,000 prior to the Maturity Date, the Loan shall be automatically converted into a number of shares of the registrant’s common Stock at the conversion price equal to the purchase price of the Offering ($.0227 per share). In the event that there is no Offering before the Maturity Date and so long as any portion or all of the Loan is outstanding, Billion shall have the option to convert any portion or all of the Loan into a number of shares of registrant’s common stock, at the conversion price equal to the volume weighted average price of the registrant’s common stock as reported by Bloomberg for a period of 20 trading days before the conversion.

Item 3.02

Unregistered Sales of Equity Securities.

The information set forth under Item 2.02 of this Current Report is hereby incorporated by reference into this Item 3.02

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits

Item	Description
10.1	Loan Agreement dated October 23, 2015 by and between Aladdin International, Inc. and Billion Reward Development Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 23, 2015	Aladdin International, Inc.

(Registrant)

	By:	/s/ Kai Ming Zhao
Name: Kai Ming Zhao
Title: Chief Executive Officer

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